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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CH2M HILL Companies, Ltd.:

        We consent to the use of our reports dated February 25, 2010, with respect to the consolidated balance sheets of CH2M HILL Companies, Ltd. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

        Our report on the consolidated financial statements of CH2M HILL Companies, Ltd. and subsidiaries refers to the Company's adoption of new accounting standards relating to noncontrolling interests in consolidated financial statements on January 1, 2009; employers' accounting for defined benefit pension and other postretirement plans on December 31, 2007; and accounting for uncertainty in income taxes on January 1, 2007.

KPMG LLP

Denver, Colorado
March 23, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
KPMG LLP